Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of IdentifySensors Biologics Corp.

We hereby consent to the inclusion in the foregoing annual report of IdentifySensors Biologics Corp (the “Company”) on the Form 1-K of our report dated October 28, 2026, relating to our audit of the balance sheet as of June 30, 2026, and the statements of operations, changes in stockholders’ equity and cash flows for the year then ended. Our report dated October 28, 2026 related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

Meaden & Moore, Ltd.

Certified Public Accountants

October 28, 2026